Exhibit 4.9

Loan Agreement

Loan Agreement

This Loan Agreement (“this Agreement”) is made and entered into by and between the parties below as of [Execution Date] in Shanghai, the People’s Republic of China (“China”):

(1)                       Shanghai Chu Le Information Technology Co., Ltd. (“Lender”), a wholly foreign owned enterprise with its address at ***.

(2)                       [Name of VIE Shareholder] (“Borrower”), a citizen of China, with his Chinese identification No.: ***.

Each of Lender and Borrower shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas, Lender intends to provide Borrower with a loan to be used for the purpose set forth under this Agreement. After friendly consultation, the Parties agree as follows:

1.                      Loan

1.1                     In accordance with the terms and conditions of this Agreement, Lender agrees to provide a loan in the amount of [Principal Amount] (the “Loan”) to Borrower, and the Loan will be provided in a lump sum basis or by several installments according to the amount specified in the written notice from the Borrower. The term of the Loan shall be 10 years from the date of this Agreement, and shall be renewed automatically for successive 3 year, and shall be renewed automatically thereafter unless Lender notifies Borrower to terminate this Agreement with fifteen (15) days’ prior notice. During the term of the Loan or the extended term of the Loan, Borrower shall immediately repay the full amount of the Loan in the event any one or more of the following circumstances occur (except otherwise decided by the Lender):

1.1.1           30 days elapse after Borrower receives written notice from Lender requesting repayment of the Loan;

1.1.2           Borrower’s death, lack or limitation of civil capacity;

1.1.3           Borrower ceases (for any reason) to be an employee of Lender, Borrower Company (as defined below) or its affiliated entity, or ceases to be a shareholder of Borrower Company;

1.1.4           Borrower engages in criminal act or is involved in criminal activities;

1.1.5           Any third party filed a claim against Borrower that exceeds RMB500,000; or

1.1.6           The Lender decides to exercise the exclusive option under the Exclusive Purchase Option Agreement (the “Exclusive Purchase Option Agreement”) described in Sections 4.1.1 and 4.2.4 of this Agreement.

1.2                     Lender agrees to remit the total amount under the Loan as described in the written notification to the account designated by Borrower within 20 days after receiving a written notification from the Borrower regarding the same, provided that all the conditions precedent in Section 2 are fulfilled. Borrower shall provide Lender with a written receipt for the Loan upon receiving the Loan. The Loan provided by Lender under this Agreement shall inure to Borrower’s benefit only and not to Borrower’s successors or assignees.

1.3                     Borrower agrees to accept the aforementioned Loan provided by Lender, and hereby agrees and warrants using the Loan to pay his capital contribution to [Name of VIE] (“Borrower Company”). Without Lender’s prior written consent, Borrower shall not use the Loan for any purpose other than as set forth herein.

1.4                     Lender and Borrower hereby agree and acknowledge that Borrower’s method of repayment shall be at the sole discretion of Lender, at Lender’s option take the form of Borrower’s transfer the equity interest of Borrower Company in whole to Lender or Lender’s designated persons (legal or natural persons) pursuant to the Lender’s exercise of its right to acquire such equity interest under the Exclusive Purchase Option Agreement.

1.5                     Lender and Borrower hereby agree and acknowledge that any proceeds from the transfer of the equity interest of Borrower Company held by Borrower (to the extent permissible) shall be used to repay the Loan to Lender, in accordance with this Agreement and in the manner designated by Lender.

1.6                     Lender and Borrower hereby agree and acknowledge that to the extent permitted by applicable laws, Lender shall have the right but not the obligation to purchase or designate other persons (legal or natural persons) to purchase the equity interest of Borrower Company held by Borrower in part or in whole at any time, at the price stipulated in the Exclusive Purchase Option Agreement.

1.7                     Borrower also undertakes to execute an irrevocable Power of Attorney (the “Power of Attorney”, referred to in Section 4.2.3), which authorizes the Lender or a legal or natural person designated by Lender to exercise all of Borrower’s rights as a shareholder of Borrower Company.

1.8                     When Borrower transfers the equity interest of Borrower Company held by the Borrower to Lender or Lender’s designated person(s), in the event that the transfer price of such equity interest equals or is lower than the principal of the Loan under this Agreement, the Loan under this Agreement shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the Loan under this Agreement, the excess over the principal shall be deemed the interest of the Loan under this Agreement payable by Borrower to Lender.

2.                      Conditions Precedent

The obligation of Lender to provide the Loan to Borrower contemplated in Section 1.1 shall be subject to the satisfaction of the following conditions, unless waived in writing by Lender.

2.1                     All the representations and warranties by Borrower in Section 3.2 are true, complete, correct and not misleading.

2.2                     Borrower has not violated the covenants in Section 4 of this Agreement, and no event which may affect Borrower’s performance of its obligations under this Agreement has occurred or is expected to occur.

3.                      Representations and Warranties

3.1                     Between the date of this Agreement and the date of termination of this Agreement, Lender hereby makes the following representations and warranties to Borrower:

3.1.1           Lender is a company duly organized and legally existing in accordance with the laws of China;

3.1.2           Lender has the legal capacity to execute and perform this Agreement. The execution and performance by Lender of this Agreement is consistent with Lender’s scope of business and the provisions of Lender’s corporate bylaws and other organizational documents, and Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

3.1.3           This Agreement constitutes Lender’s legal, valid and binding obligations, enforceable in accordance with its terms.

3.2                     Between the date of this Agreement and the date of termination of this Agreement, Borrower hereby makes the following representations and warranties:

3.2.1           Borrower has the legal capacity to execute and perform this Agreement. Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

3.2.2           This Agreement constitutes Borrower’s legal, valid and binding obligations enforceable in accordance with its terms; and

3.2.3           There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower.

4.                      Borrower’s Covenants

4.1                     As and when he becomes, and for so long as he remains a shareholder of Borrower Company, Borrower covenants irrevocably that during the term of this Agreement, Borrower shall cause Borrower Company:

4.1.1           to execute the Exclusive Purchase Option Agreement with Borrower and Lender or a party designated by Lender, under which Borrower shall irrevocably grant Lender or a party designated by Lender an exclusive option to purchase all of the equity interest of Borrower Company held by the Borrower; to perform the Exclusive Business Cooperation Agreement executed with the Lender or any person designated by Lender (the “Exclusive Business Cooperation Agreement”), under which the Lender or any person designated by Lender, as an exclusive service provider, will provide Borrower Company with technical service and business consulting service; to execute the Equity Pledge Agreement (including its supplementary agreement, if any, the “Equity Pledge Agreement”) with the Lender or a party designated by Lender and Borrower, under which will set for the pledge of the equity interest of Borrower Company held by the Borrower; complete all the related governmental approvals, registrations or fillings (as applicable);

4.1.2           to strictly abide by the provisions of the Exclusive Purchase Option Agreement, Equity Pledge Agreement and the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Purchase Option Agreement, Equity Pledge Agreement and the Exclusive Business Cooperation Agreement;

4.1.3           at the request of Lender (or a party designated by Lender), to execute contracts/agreements on business cooperation with Lender (or a party designated by Lender), and to strictly abide by such contracts/agreements;

4.1.4           to provide Lender with all of the information on its business operations and financial condition at the request of Lender (or a party designated by Lender);

4.1.5           to immediately notify Lender (or any party designated by Lender) of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to its assets, business or income;

4.1.6           at the request of Lender or a party designated by Lender, to appoint any persons designated by Lender as directors and/or executive director of Borrower Company;

4.1.7           without the prior written consent of Lender (or a party designated by Lender), not to supplement, change or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner;

4.1.8           to maintain its corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

4.1.9           without prior written consent of Lender (or a party designated by Lender) , not to sell, transfer, mortgage or dispose of in any other manner its legal or beneficial interest in any of its assets, business or revenue at any time from the date of this Agreement, or permit the encumbrance of any other security interest thereon;

4.1.10    without the prior written consent of Lender (or a party designated by Lender), not to incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business other than through any loans; and (ii) debt already disclosed to Lender (or a party designated by Lender) for which the written consent of Lender (or a party designated by Lender) has been obtained;

4.1.11    to operate its businesses in the ordinary course and to maintain the value of its assets;

4.1.12    without the prior written consent of Lender (or a party designated by Lender), not to execute, amend or early terminate any major contract, except for contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB100,000, or involves any material assets or intellectual properties, or is entered into with any of its related parties, shall be deemed a major contract);

4.1.13    without the prior written consent of Lender (or a party designated by Lender), not to provide any person with any loan or credit;

4.1.14    to procure and maintain insurance from an insurance carrier acceptable to Lender (or a party designated by Lender), at an amount and type of coverage typical for companies that operate similar businesses;

4.1.15    without the prior written consent of Lender (or a party designated by Lender), not to merge, consolidate with, acquire, or invest in any person;

4.1.16    to maintain the ownership of all of its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims; and

4.1.17    without the prior written consent of Lender (or a party designated by Lender), not to distribute dividends to shareholders, provided that upon the written request of Lender (or a party designated by Lender), to distribute the distributable profits in whole or in part to its shareholders.

4.2                     Borrower covenants that during the term of this Agreement, he shall:

4.2.1           ensure that Borrower Company shall be a limited liability company without foreign investment, and Borrower shall hold [Percentage of Shareholder’s Equity Interests in the VIE] % equity interest of Borrower Company;

4.2.2           endeavor to cause Borrower Company to engage in its current business;

4.2.3           execute an irrevocable Power of Attorney, which authorizes a legal or natural person designated by Lender to exercise all of Borrower’s rights as a shareholder in Borrower Company, and refrain from exercising any such shareholder rights except to the extent required under this Agreement or the Equity Pledge Agreement or as requested by Lender;

4.2.4           execute the Exclusive Purchase Option Agreement with Lender (or a party designated by Lender) and Borrower Company, under which Borrower shall irrevocably grant to Lender an exclusive option to purchase all of the equity interest of Borrower Company held by Borrower;

4.2.5           execute a Equity Pledge Agreement (the “Equity Pledge Agreement”) with the Lender (or a party designated by Lender) and Borrower Company, under which Borrower shall pledge the equity interest of Borrower Company held by Borrower to the Lender;

4.2.6           abide by the provisions of this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Exclusive Purchase Option Agreement, perform his obligations under this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Exclusive Purchase Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Equity Pledge Agreement and the Exclusive Purchase Option Agreement;

4.2.7           not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the equity interest of Borrower Company held by Borrower, or allow the encumbrance thereon of any security interest or the encumbrance, except in accordance with the Equity Pledge Agreement;

4.2.8           cause any shareholders’ meeting and/or the board of directors (or executive director) of Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interest of Borrower Company held by Borrower, or allow the encumbrance thereon of any security interest without the prior written consent of Lender (or a party designated by Lender), except to Lender or Lender’s designated person;

4.2.9           cause any shareholders’ meeting and/or the board of directors (or executive director) of the Borrower Company not to approve the merger or consolidation of Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of Lender (or a party designated by Lender);

4.2.10    immediately notify Lender (or a party designated by Lender) of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Equity Interest;

4.2.11    to the extent necessary to maintain his ownership of the Equity Interest of Borrower Company, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

4.2.12    without the prior written consent of Lender (or a party designated by Lender), refrain from any action/omission that may have a material impact on the assets, business and liabilities of Borrower Company;

4.2.13    appoint any designee of Lender as director and/or executive director of Borrower Company, at the request of Lender (or a party designated by Lender);

4.2.14    to the extent permitted by the laws of China, at the request of Lender (or a party designated by Lender) at any time, promptly and unconditionally transfer all of equity interest of Borrower Company held by Borrower to Lender or Lender’s designated representative(s) at any time, and cause the other shareholders of Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

4.2.15    to the extent permitted by the laws of China, at the request of Lender (or a party designated by Lender) at any time, cause the other shareholders of Borrower Company to promptly and unconditionally transfer all of their equity interest to Lender or Lender’s designated representative(s) at any time, and Borrower hereby waives his right of first refusal (if any) with respect to the share transfer described in this Section;

4.2.16    in the event that Lender purchases the equity interest of Borrower Company held by Borrower from Borrower in accordance with the provisions of the Exclusive Purchase Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and

4.2.17    without the prior written consent of Lender (or a party designated by Lender), not to cause Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital or change its share capital structure in any manner.

5.                      Liability for Default

5.1                     In the event either Party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, the Party shall be liable for such breach and shall compensate all damages (including litigation and attorneys fees) resulting therefrom. In the event that both Parties breach this Agreement, each Party shall be liable for its respective breach.

5.2                     In the event that Borrower fails to perform the repayment obligations set forth in this Agreement, Borrower shall pay overdue interest of 0.01% per day for the outstanding payment, until the day Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

6.                      Notices

6.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

6.1.1           Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.

6.1.2           Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

6.2                     For the purpose of notices, the addresses of the Parties are as follows:

Lender:                                     Shanghai Chu Le Information Technology Co., Ltd.

Address:

Attn:

Phone:

Facsimile:

Borrower:                      [Name of VIE Shareholder]

Address:

Facsimile:

6.3                     Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

7.                      Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Party, either Party shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.

8.                      Governing Law and Resolution of Disputes

8.1                     The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

8.2                     In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all parties.

8.3                     Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

9.                      Miscellaneous

9.1                     This Agreement shall become effective on the date thereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

9.2                     This Agreement shall be written in both Chinese and English language in two copies, each Party having one copy with equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

9.3                     This Agreement may be amended or supplemented through written agreement by and between the Parties. Such written amendment agreement and/or supplementary agreement executed by and between the Parties are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

9.4                     In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

9.5                     The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

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IN WITNESS WHEREOF, the Parties have executed, or caused their authorized representatives to execute, this Loan Agreement as of the date first above written.

Lender:                           Shanghai Chu Le Information Technology Co., Ltd.

By:	/ s/
Name:
Title:

Borrower: [Name of VIE Shareholder]

By:	/s/

Schedule of Material Differences

One or more persons entered into loan agreements with Shanghai Chule (CooTek) Information Technology Co., Ltd. using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Variable Interest Entity (the “VIE”)	Name of VIE Shareholder	% of Shareholder’s Equity Interests in the VIE	Principal Amount (RMB)	Execution Date
1.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Zhang Kan	25%	RMB250,000	August 6, 2012
2.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Zhu Haiyan	18%	RMB180,000	August 6, 2012
3.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Li Qiaoling	21.94%	RMB219,400	August 6, 2012
4.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Wang Jialiang	21.94%	RMB219,400	August 6, 2012
5.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	Wang Jian	13.12%	RMB131,200	August 6, 2012
6.	Molihong (Shenzhen) Internet Technology Co., Ltd.	Wang Jialiang	50%	RMB2,500,000	October 26, 2017
7.	Molihong (Shenzhen) Internet Technology Co., Ltd.	Wang Jian	50%	RMB2,500,000	October 26, 2017
8.	Yingsun Information Technology (Ningbo) Co., Ltd.	Wang Jialiang	50%	RMB5,000,000	November 30, 2017
9.	Yingsun Information Technology (Ningbo) Co., Ltd.	Wang Jian	50%	RMB5,000,000	November 30, 2017
10.	Shanghai Qiaohan Technology Co., Ltd.	Wang Jialiang	50%	RMB500,000	July 19, 2019
11.	Shanghai Qiaohan Technology Co., Ltd.	Wang Jian	50%	RMB500,000	July 19, 2019